Exhibit 4.5

Execution Copy

10% SENIOR SUBORDINATED CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED,  ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. THE OBLIGATIONS OF THE COMPANY UNDER THIS NOTE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT REFERRED TO IN SECTION 21 OF THIS NOTE.

DEI SERVICES CORPORATION

10% Senior Subordinated Convertible Note

Issuance Date: August 14, 2008	Original Principal Amount: U.S.$2,500,000

FOR VALUE RECEIVED, DEI SERVICES CORPORATION, a Florida corporation with its principal place of business located at 7213 Sandscove Court, Suite One, Winter Park, Florida 32792 (the “Company”), hereby promises to pay to AROTECH CORPORATION, a Delaware corporation with its principal place of business located at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, or its registered assigns (“Holder”), TWO MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (U.S.$2,500,000) (the “Original Principal Amount”, as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of ten percent (10%) per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below) or the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof), in lawful money of the United States.  This 10% Senior Subordinated Convertible Note (including all Senior Subordinated Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) has been issued to the Holder concurrently with the execution and delivery of the Guarantees (as defined below).  Certain capitalized terms used herein are defined in Section 22.

1.             PAYMENTS OF PRINCIPAL.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and accrued and unpaid Late Charges, if any, on such Principal and Interest.  The “Maturity Date” shall be December 31, 2009, as may be extended at the option of the Holder.  Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges, if any, on Principal and Interest.

2.             INTEREST; DEFAULT RATE.  Interest on the outstanding Principal amount of this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall accrue and be payable quarterly, in arrears, on November 15, February 15, May 15 and August 15 of each year (each, an “Interest Date”), with the first Interest Date being November 15, 2008.  Interest shall be payable on each Interest Date to the record holder of this Note on November 1, February 1, May 1 and August 1 immediately preceding the applicable Interest Date, in cash.  Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate.  From and after the occurrence and during the continuance of an Event of Default (as defined below), the Interest Rate shall be increased to the lower of (i) fifteen percent (15%) per annum or (ii) the highest interest rate permitted by applicable law (the “Default Rate”).  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through but not including the date of cure of such Event of Default.

3.             CONVERSION OF NOTES.  This Note shall be convertible into such number of shares of the Company’s common stock, no par value per share (the “Common Stock”), as shall be equal at the time of conversion to twelve percent (12%) of the Company’s outstanding Common Stock, on a fully diluted basis and after giving effect to such conversion, upon the terms and conditions set forth in this Section 3.

(a)           Conversion Right.  On the Maturity Date, the Holder shall be entitled to convert all but not less than all of the outstanding and unpaid Principal of this Note into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below); provided, however, that the Holder shall be entitled to covert this Note prior to the Maturity Date during the continuance of an Event of Default; provided, further, however, that with respect to a Curable Event of Default (as defined below),  the Holder shall not have the right to convert until the expiration of any Applicable Cure Period (as defined below) relating to such Curable Event of Default.  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any Person other than the converting Holder or with respect to any income tax due by the Holder with respect to such Common Stock.

(b)           Conversion Rate.  The number of shares of Common Stock issuable upon conversion of this Note pursuant to Section 3(a) shall be equal to the product of (x) the difference of (A) the quotient of (I) the number of shares of Common Stock then outstanding on a fully diluted basis (not including the number of shares of Common Stock issuable upon conversion of this Note) (the “Diluted Share Amount”) divided by (II) 0.88, minus (B) the Diluted Share Amount, multiplied by (y) the quotient of (A) the amount of Principal then outstanding under this Note divided by (B) the Original Principal Amount of this Note (the “Conversion Rate”).

(c)           Mechanics of Conversion.  To convert this Note into shares of Common Stock on any date (the “Conversion Date”), the Holder shall transmit by facsimile (or otherwise deliver), for receipt on or prior to 3:00 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Annex I (the “Conversion Notice”) to the Company setting forth (i) the Principal amount of this Note, (ii) the effective date of such conversion, and (iii) the name and address of each Person in whose name certificates representing shares of Common Stock shall be issued (and if more than one certificate is requested, then the denominations for each such certificate expressed as a percentage of the Principal amount being so converted).  On or before the third (3rd) Business Day following the date of receipt of the Conversion Notice, the Company shall execute and deliver certificate(s) representing the shares of Common Stock issued upon conversion of the Principal amount indicated in the Conversion Notice.  The Person or Persons entitled to receive the shares of Common Stock issuable upon conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.  Notwithstanding anything to the contrary set forth herein, the Holder shall not be required to physically surrender this Note to the Company until all accrued and unpaid Interest and Late Charges, if any, and any other amounts due hereunder have been indefeasibly paid in full.  For the avoidance of doubt, the Holder shall not be required to physically surrender this Note prior to, or as condition precedent to, the Company’s obligation to deliver shares of Common Stock and pay all accrued and unpaid Interest and Late Charges, if any, and any other amounts due hereunder to the Holder or its designees as provided in this Section 3(c).

4.             RIGHTS UPON EVENT OF DEFAULT.

(a)           Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)            the Company’s (A) failure to deliver the required number of shares of Common Stock within ten (10) Business Days after the Conversion Date or (B) notice, written or oral, to the Holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of all or any portion of the Principal of this Note into shares of Common Stock in accordance with the terms of this Note;

(ii)           the Company’s failure to pay to the Holder any amount of Principal (including, without limitation, any redemption payments), Interest, Late Charges or other amounts when and as due under this Note, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(iii)           the Company or the Guarantor shall either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $50,000, individually or in the aggregate, due to any third party, other than, with respect to unsecured Indebtedness only, payments contested by the Company in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $50,000, individually or in the aggregate, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company which default or event of default would or is likely to have a Material Adverse Effect;

(iv)           the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(v)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries  in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(vi)           a final judgment or judgments for the payment of money aggregating in excess of $50,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $50,000 amount set forth above;

(vii)          the occurrence of a Change of Control;

(viii)         the Company or any Guarantor breaches any material covenant or agreement or any material representation or warranty under this Note or such Guarantor’s Guaranty, except, in the case of a breach of a covenant or agreement which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days, including, without limitation, the failure of the Company to cure an Authorized Share Failure (as defined below);

(ix)           the Holder shall not have the right to designate two members to the board of directors of the Company, which members shall have the same rights, powers and privileges provided to the other members of the Company’s board of directors;

(x)            any Guaranty shall fail to be in full force or effect;

(xi)           any Person other than a Guarantor, a Permitted Transferee of a Guarantor or the Holder shall hold any shares of capital stock of any class or series of the Company, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock;

(xii)           the Company shall fail at any time to wholly own all of its Subsidiaries; or

(xiii)          the Company or any Guarantor breaches any covenant or agreement under the Letter Agreement.

(b)           Remedies upon an Event of Default.  Upon the occurrence of an Event of Default of the type specified in Section 4(a)(iv) or 4(a)(v) above (each, a “Bankruptcy Event of Default”), this Note shall immediately become due and payable without notice, and the Company shall as promptly as practicable, but in any event within one (1) Business Day after the Company has written notice or actual knowledge of the occurrence of such Event of Default, deliver written notice thereof via facsimile or e-mail and overnight courier (an “Event of Default Notice”) to the Holder.  In connection with a Bankruptcy Event of Default, the Company shall pay to the Holder in cash the sum of (i) all outstanding Principal of this Note, plus (ii) accrued and unpaid interest thereon, plus (iii) accrued and unpaid Late Charges, if any.  Upon the occurrence of an Event of Default of the type specified in Section 4(a)(vii) above (each, a “Change of Control Event of Default”), this Note shall immediately become due and payable without notice, and the Company shall as promptly as practicable, but in any event within one (1) Business Day after the Company has written notice or actual knowledge of the occurrence of such Event of Default, deliver an Event of Default Notice via facsimile or e-mail and overnight courier to the Holder.  In connection with a Change of Control Event of Default, the Company shall pay to the Holder in cash the sum of (i) the product of all outstanding Principal multiplied by the lower of (A) 115% or (B) the sum of 100% plus the highest interest rate permitted by applicable law (the “Default Premium”), plus (ii) accrued and unpaid interest thereon, plus (iii) accrued and unpaid Late Charges, if any.  Upon the occurrence of any Event of Default other than a Bankruptcy Event of Default or a Change of Control Event of Default, the Company shall within two (2) Business Days deliver an Event of Default Notice via facsimile or e-mail and overnight courier to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder gives written notice to the Company of an Event of Default, the Holder, in its sole discretion, may by written notice to the Company declare this Note to be immediately due and payable (the “Acceleration Notice”), subject to the Company’s right to cure Events of Default of the type specified in clause (i), (ii) (other than with respect to the payment of Principal), (iii), (viii), (ix) or (xiii) of Section 4(a) (each a “Curable Event of Default”) within ten (10) days the receipt by the Company of an Acceleration Notice (such cure period with respect to the foregoing clauses of Section 4(a), the “Applicable Cure Periods”) to cure all Curable Events of Default which gave rise to such Acceleration Notice.  Immediately following receipt an Acceleration Notice, after giving effect to any Applicable Cure Periods, to the extent any Event of Default to which an Acceleration Notice relates is then continuing, the Company shall pay to the Holder in cash the sum of (i) the product of all outstanding Principal multiplied by the lower of (A) 115% or (B) the sum of 100% plus the Default Premium, plus (ii) accrued and unpaid interest thereon, plus (iii) accrued and unpaid Late Charges, if any.  The parties hereto agree that in the event of the Company’s acceleration of the Principal of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Default Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.  From and after January 1, 2009, a Change of Control Event of Default cannot be waived by the Holder without the written consent of the Company.

5.             NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Organizational Documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

6.             RESERVATION OF AUTHORIZED SHARES.

(a)           Reservation.  The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to the Conversion Rate with respect to the Original Principal Amount of this Note.  So long as this Note is outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of this Note and any other Notes then outstanding, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding (the “Required Reserve Amount”).

(b)           Insufficient Authorized Shares.  If at any time the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of this Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.

7.             COVENANTS.

(a)           Rank.       This Note is an unsubordinated obligation of the Company and all payments due under this Note (A) shall rank junior to all indebtedness and other obligations under the Senior Credit Facility and all unsubordinated indebtedness permitted to be incurred under the Senior Credit Facility (collectively, “Permitted Senior Debt”), (B) shall rank senior to all Subordinated Obligations of the Company, and (C) shall not be subordinated to any Indebtedness of the Company other than Permitted Senior Debt.

(b)           Liens.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens other than Permitted Liens.

(c)           Use of Proceeds.  All of the net proceeds received by the Company from the original issuance of this Note on the Issuance Date shall be used (i) to repay principal and accrued and unpaid interest on its outstanding loans under the Senior Credit Facility or (ii) for working capital purposes.

(d)           Ordinary Course Operations.  Except as contemplated by this Note or to the extent that the Holder otherwise consents in writing, which consent will not be unreasonably conditioned, delayed or withheld, the Company will conduct its operations in its ordinary course of business, consistent with historical practice (including with respect to quantity and frequency), and the Company will use commercially reasonable efforts to preserve intact in all material respects its business organizations, to maintain in all material respects its present business and to maintain in all material respects satisfactory relationships with customers, suppliers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in, permitted by or contemplated by this Note or the Letter Agreement, the Company will not, without the prior written consent of the Holder, which consent will not be unreasonably conditioned, delayed or withheld:

(i)             amend or otherwise change its Organizational Documents;

(ii)            sell, transfer, license or dispose of, or authorize the sale, transfer or disposition of, (x) any equipment or other capital assets or (y) any other assets of the Company, except for sales under this clause (ii) in the Company’s ordinary course of business consistent with historical practice (including with respect to quantity and frequency);

(iii)           acquire (including without limitation by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or all or a material portion of the assets of any corporation, partnership, limited liability company, other business organization or any division thereof;

(iv)           increase (except in the ordinary course of business consistent with historical practice (including with respect to quantity and frequency) in respect of officers or employees who are not stockholders of the Company) the compensation payable or to become payable to its officers or employees or grant (except in the ordinary course of business consistent with historical practice (including with respect to quantity and frequency) in respect of officers or employees who are not stockholders of the Company) any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(v)            make any change with respect to the Company’s accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies;

(vi)           make any loan to any officer, director, employee, consultant, agent or shareholder of the Company other than advances to such Persons in the ordinary course of business consistent with historical practice (including with respect to quantity and frequency in connection with bona fide business expenses in respect of officers or employees who are not stockholders of the Company);

(vii)          pay, discharge or satisfy any claims, liabilities or obligations in excess of $25,000 (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business consistent with historical practice (including with respect to quantity and frequency);

(viii)         issue, deliver, sell, pledge, dispose of, grant or transfer, or authorize the issuance, delivery, sale, pledge, disposition, grant or transfer of, any shares of capital stock of any class or series of the Company, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock;

(ix)           make any capital expenditures other than those which are made in the ordinary course of business consistent with historical practice (including with respect to quantity and frequency) or are necessary to maintain existing assets in good repair;

(x)            create, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract disclosed in Schedule 7(d) attached to this Note, other than actions in the Company’s ordinary course of business consistent with historical practice (including with respect to quantity and frequency);

(xi)           solicit any offers for, respond to any unsolicited offers for, or enter into or conduct any negotiations in respect of any of the foregoing;

(xii)           in any way assist or encourage any person in connection with any proposed acquisition of any Company Common Stock or any assets of the Company (other than sales of its products in the ordinary course of business), or authorize, or enter into any formal or informal agreement or otherwise make any commitment to do, any of the foregoing; or

(xiii)          take any action which would make any of the representations or warranties of the Company contained in this Note untrue, incomplete or incorrect, other than any such action which would not have a Material Adverse Effect;

provided, however, that in the event that the Company would be prohibited from taking any action by reason of this Section 7(c) without the prior written consent of the Holder, such action may nevertheless be taken without such consent if the Company is required to do so by applicable law and the Company prior to taking such action informs the Holder in writing of such requirement.

(e)           Disclosure of Operating Results.  Commencing with the Fiscal Quarter ending June 30, 2008, the Company shall use furnish to the Holder its operating results (the “Operating Results”) (x) for each of the first three Fiscal Quarters of each fiscal year no later than the forty-fifth (45th) day after the end of such Fiscal Quarter and (y) for the fourth Fiscal Quarter of each fiscal year, no later than the ninetieth (90th) day after the end of such Fiscal Quarter.

(f)           Exclusivity.  From the Issuance Date until the earlier of (i) the Maturity Date, provided that all obligations under this Note have been indefeasibly paid and satisfied in full, and (ii) January 1, 2009, neither the Company nor any of its directors, officers, employees or agents will solicit, or participate in negotiations or discussions with respect to, any other investment in, or acquisition of, the Company, other than with FAAC Incorporated or its Affiliates (or any or their respective successors and assigns).

8.             REPRESENTATIONS AND WARRANTIES.  Each of the representations and warranties set forth in this Section 8 is true and correct as of the date of the Issuance Date, except for such representations and warranties which refer to an earlier specified date, which representations and warranties are true and correct as of such specified date. The Company hereby represents and warrants to the Holder that:

(a)           Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and to carry out the transactions contemplated hereby. The Company is not, by the manner in which it conducts its business or owns or leases its property, required to be qualified to do business in any jurisdictions other than the State of Florida. Schedule 8(a) contains a true, complete and accurate copy of each of the Organizational Documents of the Company, and a good standing certificate of a recent date issued by the Secretary of State of the State of Florida certifying that the Company is in good standing.

(b)           Organizational Documents; Corporate Records. The Company has heretofore made available to the initial Holder a complete and correct copy of its Organizational Documents, each as amended to date. Such Organizational Documents are in full force and effect. The Company is not in violation of any provision of its Organizational Documents. The minute books of the Company, which have heretofore been made available in their entirety to the initial Holder, contain in all material respects true and correct records of all meetings held or true and complete records of all other corporate actions taken at any time by written consent or otherwise by its stockholders or Board of Directors or by any committee of the Board of Directors.

(c)           Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into, deliver and perform its obligations under this Note.  The execution and delivery of this Note and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Company’s board of directors, and no further filing, consent, or authorization is required by the Company, its board of directors or its stockholders.  This Note has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights generally, (ii) as limited by laws relating to specific performance, injunctive relief of other equitable remedies, and (iii) to the  extent the indemnification provisions contained in this Note may be limited by applicable laws.  On the Issuance Date, the Company delivered to the initial Holder of this Note, a certificate of its Secretary attaching certified true, accurate and complete copies of the Organizational Documents of the Company, containing an incumbency certificate with respect to its officer who executed and delivered this Note, and attaching a certified copy of the resolution adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Note and the transactions contemplated hereby, which resolutions have not been amended, rescinded or otherwise modified and remain in full force and effect as of the Issuance Date.

(d)           No Conflicts.  Except as set forth on Schedule 8(d), the execution, delivery and performance of this Note and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of any Organizational Document of the Company or any of its Subsidiaries, or any capital stock of the Company or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) above, to the extent that such violation conflict, default or right would not reasonably be expected to have a material adverse effect on the business (as presently conducted or as proposed to be conducted by the Company or any of its Subsidiaries as of the Issuance Date), assets, financial condition, liabilities, operations or prospects of the Company and its Subsidiaries, taken as a whole.

(e)           Capitalization.

(i)             The authorized capital stock of the Company consists of twenty thousand (20,000) shares of Common Stock, no par value per share, all of which are issued and outstanding to the Guarantors in the amounts indicated after such Guarantor’s name in Schedule 8(e)(i), and are duly authorized, validly issued in compliance with all applicable laws, and are fully paid and nonassessable and free of preemptive or similar rights created by statute, the Organizational Documents of the Company, or any other agreement to which the Company or any Guarantor is a party or by which it or he is bound.

(ii)            Except as set forth on Schedule 8(e)(ii), pursuant to this Note, the Guarantees or the Letter Agreement, (x) there are no outstanding subscriptions, options, warrants, calls, preemptive or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, (y) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other entity, and (z) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock or the direction of the business operation or conduct of the Company.

(f)           Ownership of Capital Stock.  Each Guarantor owns, beneficially and of record, the shares of Common Stock set forth opposite such Guarantor’s name on Schedule 8(f), free and clear of all Liens of any nature whatsoever other than pursuant to such Guarantor’s Guaranty or as set forth on Schedule 8(f).  No Person other than a Guarantor holds any Common Stock or shares of any other class or series of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock.

(g)           Consents and Approvals.  Except as set forth on Schedule 8(g), the execution, delivery and performance of this Note by the Company does not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or with any third party.

(h)           Absence of Certain Payments. Neither the Company, nor any director, officer, or, to the Knowledge of the Company, agent, employee or other person acting on behalf of the Company, has used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

(i)           Compliance.  The Company has secured and maintained for at least the past seven years all material licenses, franchises, permits or authorizations for the lawful conduct of its business.  Schedule 8(i) sets forth all such licenses, franchises, permits or authorizations issued or granted to the Company. All such licenses, franchises, permits and authorizations are validly held by the Company, and the Company has complied in all respects with all terms and conditions thereof. Except as set forth in Schedule 8(i), the Company has for the past seven years complied in all respects with, and is not in conflict with, or in default or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (ii) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except for such failures as would not individually or in the aggregate have a Material Adverse Effect.

(j)           Taxes and Tax Matters.

(i)             The Company has filed all Tax Returns that it has been required to file under applicable tax laws and regulations. All such Tax Returns were correct and complete in all respects. All such Tax Returns were filed on the basis that the Company was an electing corporation under Subchapter S of the Code. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. Except for Taxes payable with respect to the Company’s operations in 2007 and 2008 that are not yet due and payable, all Taxes owed by the Guarantors, in their capacities as the sole stockholders of the Company, with respect to the income of the Company (whether or not shown on any Tax Return) have been paid. Other than the extension filed with the IRS on March 15, 2008 with respect to the filing of the Company’s tax return for the fiscal year ended December 31, 2007, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company is not required to file Tax Returns in any jurisdiction where the Company does not file Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)            The Company has withheld and paid all Taxes required to be withheld or paid by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)           There is no dispute or claim concerning any Tax liability of the Company (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the Company and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Except as provided in Schedule 8(j)(iii), no foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has delivered to the initial Holder correct and complete copies of all federal, state and local income Tax Returns filed by the Company since January 1, 2000, none of which has been the subject of any examination reports, or statements of deficiencies.

(iv)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)            The Company (and any predecessor) has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code at all times during its existence.  The Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of assets caused by an election under Section 338(h)(10) of the Code.  The Company has not, in the past ten years, acquired assets from another corporation in a transaction in which the Company’s basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor.

(vi)           The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or (B) does not have any liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or a successor, by contract, or otherwise. The Company has not been a party to any distribution in which the parties to such distribution treated such distribution as one to which Section 355 of the Code applied. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). The Company does not have a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(vii)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Issuance Date as a result of any: (A) change in accounting method; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law) executed on or prior to the Issuance Date; (C) installment sale or open transaction disposition made on or prior to the Issuance Date; or (D) prepaid amount received on or prior to the Issuance Date.

(viii)         The Guarantors have paid all tax liabilities under Subchapter S of the Code for the taxable income realized by the Company in respect of all periods through and including the year ended December 31, 2007.

(k)           Assets.  The Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liens, other than Permitted Liens.  The Company has good and marketable title to, or in the case of leased assets valid leasehold interests in, all of its tangible assets, real, personal and mixed, used or held for use in its business, including all such assets reflected in the Company’s balance sheet dated as of December 31, 2007, other than those used, consumed or disposed of in the ordinary course of business after such date, free of all Liens, other than Permitted Liens.  The assets that the Company owns are all of the assets necessary for the continued conduct of the Company’s business in the manner in which it has heretofore been conducted.  The Company does not have any leased property (real or personal) except as disclosed in Schedule 8(k).

(l)            Condition of Assets.  All assets of the Company, including all assets leased or licensed to the Company, are in good operating condition, regularly and properly maintained, and fit for the operation in the ordinary course of the Company’s business (subject to normal wear and tear) with no material defects that could interfere with the conduct of normal operations of the Company, and are suitable for the purposes of which they are currently being used.

(m)           Equity Investments.  Except as set forth in Schedule 8(m), the Company does not currently own any capital stock or other proprietary interest, directly or indirectly, in any corporation, limited liability company, association, trust, partnership, joint venture or other Person.

(n)           Financial Statements.  The balance sheets and related statements of operations and cash flows of the Company prepared and audited by the Company’s Accountant as of and for the fiscal years ended December 31, 2007 and 2006 (the “Audited Financial Statements”) that are included as Schedule 8(n) fairly present in all material respects the financial position of the Company as at such dates and the results of its operations for the periods then ended in accordance with GAAP.  Since the date of the Audited Financial Statements for the fiscal year ended December 31, 2007, there has been no Material Adverse Change.  The Company has made available to the initial Holder certain financial forecasts with respect to the Company’s business which forecasts were prepared based upon the assumptions reflected therein.  The Company makes no representation or warranty regarding the accuracy of such forecasts or as to whether such forecasts will be achieved or otherwise, except that the Company represents and warrants that such forecasts were prepared in good faith and are based on assumptions believed by the Company to be reasonable and accurate when made.  Since December 31, 2007, the Company has made no distributions to any of its stockholders, except for the amounts reflected in Schedule 8(p)(ii).

(o)           Absence of Undisclosed Liabilities.  Except as set forth in the balance sheets and related statements of operations and cash flows of the Company for the quarter ended March 31, 2008 (the “Interim Financial Statements”), the Company has no liabilities of any nature (matured or unmatured, accrued, fixed or contingent, including, without limitation, any liabilities for unpaid taxes), except as have accrued in the ordinary course of business from the date of the Interim Financial Statements to the Issuance Date.

(p)           Events Subsequent to Last Fiscal Year.

(i)             To the Knowledge of the Company, since December 31, 2007, there has been no event or condition that has had or reasonably could be expected to have a Material Adverse Effect, and there has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any respect any of the material assets of the Company.

(ii)            Except as disclosed in Schedule 8(p)(ii), since December 31, 2007, the Company has conducted its business only in the ordinary course.  Without limiting the generality of the foregoing, since December 31, 2007, and except as set forth in Schedule 8(p)(ii), the Company has not:  (A) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any shares of common stock or other equity interest or any security convertible into shares of common stock or other equity interest; (B) other than in the ordinary course of business, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any bonds, notes or other debt securities, or borrowed or agreed to borrow any funds or entered into any lease the obligations of which, in accordance with GAAP, would be capitalized; (C) paid any obligation or liability (absolute or contingent) other than current liabilities reflected in the Audited Financial Statements and current liabilities incurred since December 31, 2007 in the ordinary course of business; (D) declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any capital stock or any equity interest; (E) except in the ordinary course of business, made or permitted any material amendment or termination of any agreement to which the Company is a party; (F) except in the ordinary course of business, undertaken or committed to undertake capital expenditures exceeding $25,000 for any single project or related series of projects; (G) sold, leased (as lessor), transferred or otherwise disposed of, mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of the assets reflected on the Audited Financial Statements or any assets acquired by the Company after December 31, 2007, except for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of business; (H) canceled any debts owed to it or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of business; (I) accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of business; (J) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the ordinary course of business; (K) entered into or become committed to enter into any other transaction requiring payments in excess of $25,000 or having a term longer than one year, except in the ordinary course of business; (L) allowed the levels of supplies or other materials included in the inventory of the Company to vary materially from the levels customarily maintained in accordance with past practice; (M) except for increases in the ordinary course of business, instituted any increase in any compensation payable to any employee of the Company, amended any pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay or other similar plans, programs or agreements, or any personnel policy, whether reduced to writing or not, relating to any persons employed by the Company, or modified any other benefits made available to any such employees; or (N) made any change in the accounting principles or made any material change in the accounting practices used by the Company from those applied in the preparation of the Audited Financial Statements.

(q)           No Bonuses or Other Payments to Employees or Stockholders.  There are no accrued and unpaid dividends or distributions with respect to the Common Stock. Since December 31, 2007, except in the ordinary course of business or as set forth in Schedule 8(q), the Company has not (x) paid or agreed to pay any bonus or any other increase in the compensation payable or to become payable or (ii) granted or agreed to grant any bonus, severance or termination pay, or entered into any contract or arrangement to grant any bonus, severance or termination pay, to any stockholder, officer, director or employee of the Company.

(r)           Absence of Litigation.  Except as set forth in Schedule 8(r), neither the Company nor any of  its Subsidiaries is a party to any, nor are there any pending, or to the Knowledge of the Company, threatened, legal, administrative, arbitral or other claims, actions, proceedings or investigations of any nature, against the Company or any property or asset of the Company, before any Governmental Authority and no facts or circumstances have come to the Company’s attention which have caused it to believe that a material claim, action, proceeding or investigation against or affecting the Company could reasonably be expected to occur.  Neither the Company, nor any property or asset of the Company, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(s)            Employee Benefits.

(i)            Except as disclosed on Schedule 8(s)(i), (x) neither the Company nor any of its ERISA Affiliates maintains or sponsors, or has any liability, contingent or otherwise, with respect to, any Benefit Arrangement, (y) no Benefit Arrangement provides or has ever provided post-retirement medical or health benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA or similar state laws, and (z) no Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code.  The Company has delivered to initial Holder true and complete copies of:  (A) each written Benefit Arrangement document and a description of each unwritten Benefit Arrangement, (B) the most recent summary plan description relating to any Benefit Arrangement, (C) each trust, insurance or other funding contract or agreement relating to any Benefit Arrangement, (D) each administrative services contract or agreement relating to any Benefit Arrangement, and (E) the most recent IRS determination letter, opinion, notification or advisory letter (as the case may be) for each Benefit Arrangement which is intended to constitute a qualified plan under Section 401 of the Code.  Neither the Company nor any ERISA Affiliate has any obligation or commitment to establish, maintain, operate or administer any new Benefit Arrangement or to amend any Benefit Arrangement so as to increase benefits thereunder or otherwise.

(ii)            Neither the Company nor any ERISA Affiliate has or has ever had any liability with respect to any Benefit Arrangement that is subject to Title IV of ERISA, including a “multiemployer plan,” as defined in Section 3(37) of ERISA or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA. Neither the Company nor any ERISA Affiliate has terminated a Benefit Arrangement with respect to which any liability remains outstanding..

(iii)           Each Benefit Arrangement conforms to, and has been operated and administered in material compliance with, its terms and all applicable laws, including ERISA and the Code, and including, but not limited to the requirements of ERISA Sections 601 et seq. and 701 et seq. and Sections 4980B, 9801 and 9802 of the Code.  Each Benefit Arrangement intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a currently effective favorable determination letter issued by the IRS with respect to the qualification of such Benefit Arrangement under the Code. To the Knowledge of the Company, no event has occurred, and no condition exists, which could adversely affect the tax-qualified status of any such Benefit Arrangement.  Neither the Company nor any ERISA Affiliate has incurred or is subject to a tax under Section 4979 of the Code.  No Benefit Arrangement has assets that include securities issued by the Company or any ERISA Affiliate.

(iv)           There are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person or Governmental Authority, including any present or former participant or beneficiary under any Benefit Arrangement (or any beneficiary of any such participant or beneficiary) involving any Benefit Arrangement or any rights or benefits under any Benefit Arrangement other than ordinary and usual claims for benefits by participants or beneficiaries thereunder.  No event has occurred and no condition exists that could subject the Company or the fund of any Benefit Arrangement to the imposition of any tax or penalty with respect to any Benefit Arrangement, whether by way of indemnity or otherwise. All contributions required to have been made or remitted and all expenses required to have been paid by the Company to or under any Benefit Arrangement under the terms of any such plan, any agreement or any applicable law have been paid within the time prescribed by any such plan, agreement or law.  All contributions to or under any Benefit Arrangement have been currently deductible under the Code when made. No “prohibited transaction” (as defined in ERISA Section 406) or breach of fiduciary responsibility has occurred with respect to any Benefit Arrangement for which a tax, penalty or other liability of whatever nature could be incurred by the Company, whether by way of indemnity or otherwise.

(v)            There is no contract, agreement or benefit arrangement covering any current or former employee or director of the Company or any ERISA Affiliate which, individually or in the aggregate, could be expected to give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code) or be nondeductible under Section 162(m) of the Code.  Neither the execution of this Note nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event (including the termination of an employee’s employment), (x) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of the Company or any ERISA Affiliate under any Benefit Arrangement, or to any present or former employee, director, officer, stockholder, contractor or consultant of the Company or any ERISA Affiliate, (y) be a trigger event under any Benefit Arrangement that will result in any payment by the Company (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or (z) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of the Company or any ERISA Affiliate.

(vi)           Except as set forth in Schedule 8(s)(vi), each Benefit Arrangement may be amended or terminated unilaterally by the Company at any time without liability or expense to the Company or any ERISA Affiliate as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no plan documentation or agreement, summary plan description or other written communication restricts or prohibits the Company or any ERISA Affiliate from amending or terminating any such Benefit Arrangement.

(vii)          No Benefit Arrangement is required to comply with the provisions of any foreign law.

(viii)         Based on the Company’s good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any Benefit Arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A of the Code (including the notices issued by the IRS thereunder).

(ix)           All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Arrangement, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), have been timely made or reflected on the Audited Financial Statements in accordance with GAAP.

(t)            Employee; Employment Matters.

(i)            Schedule 8(t)(i) lists (A) the names and titles of, and current annual compensation and the two most recent annual bonuses for, each current employee of the Company, (B) the names of each director of the Company, (C) the name of each Person who currently provides, or who has within the prior twelve month period provided, services to the Company as an independent contractor, and (D) the names of each employee or independent contractor of the Company who is a party to a non-competition agreement with the Company. The Company has delivered to the initial Holder a copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or service provider of the Company. Except as disclosed in Schedule 8(t)(i), all of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  Except as disclosed in Schedule 8(t)(i), the Company is not a party to any written or oral agreement with any current or former employee of the Company providing for any term of employment or compensation guarantee extending for a period longer than one year from the Issuance Date or for the payment of compensation in excess of $100,000 per annum.  To the Knowledge of the Company, no employee of the Company is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant (x) to the Company, or (y) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by the Company or the use of trade secrets or proprietary information of others.  To the Knowledge of the Company, no person has any plans to terminate employment or service with the Company.

(ii)            There are no personnel policies applicable to the employees of the Company, other than employee manuals, copies of which have previously been delivered to the initial Holder and a list of which is attached as Schedule 8(t)(ii).

(iii)           Except as set forth on Schedule 8(t)(iii), with respect to current and former employees and service providers of the Company (each a “Service Provider”):  (A) the Company is and for the past seven years has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (B) to the Company’s Knowledge, there is no basis for any claim by any Service Provider that such Service Provider was subject to a wrongful discharge or any employment discrimination by the Company, or their respective management, arising out of or relating to such Service Provider’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable laws; (C) there is not now, nor within the past six years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Service Provider, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company; (D) the Service Providers of the Company are not and have never been represented by any labor union, no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company, and to the Company’s Knowledge, no union organization campaign is in progress with respect to any of the Service Providers, and no question concerning representation exists respecting such Service Providers; (E) the Company has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Service Providers at any time, for any lawful or no reason, without penalty or liability; (F) to the Company’s Knowledge, each Service Provider classified by the Company as an independent contractor satisfies and has satisfied the requirements of any applicable law to be so classified, and the Company has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so; (G) the Company does not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice); and (H) there are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(iv)           No “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act with respect to the Company has occurred.

(u)           Intellectual Property Rights.

(i)             Schedule 8(u)(i) contains a complete and accurate list, and indicates the ownership of (A) all Patents which are used or held for use by Company in its business, (B) all Marks which are used or held for use by Company in its business which are unregistered and material to the business or for which registrations have been obtained or applications therefor have been filed by the Company, (C) all rights in Internet web sites and Internet domain names which are presently used or held for use by the Company in its business, and (D) all proprietary software of the Company that is material to the Company’s business.

(ii)            Except for (A) Persons to whom the Company has granted licenses pursuant to the agreements listed on Schedule 8(u)(ii)(A) (the “Outbound Licenses”) and (B) Persons who have granted licenses to the Company pursuant to the agreements list on Schedule 8(u)(ii)(B) (the “Inbound Licenses”) or pursuant to off-the-shelf shrinkwrap licenses, no Person other than the Company has the right or license to practice or otherwise use any of the Intellectual Property.  The Company has all right, title and interest to all Intellectual Property, to the Knowledge of the Company, without any conflict with the rights of others, and, except for rights granted to Company pursuant to the Inbound Licenses, and, except as disclosed in Schedule 8(u)(ii)(C), there are no intellectual property rights owned or controlled by any third party necessary to practice or otherwise use the Intellectual Property or otherwise necessary for Company to operate its business.

(iii)           The Company has complied with its obligation under 37 CFR § 1.56(a) to disclose to the United States Patent and Trademark Office, during the pendency of any United States patent application included in the Intellectual Property, any information known to Company to be material to the patentability of the pending claims in such application.

(iv)           Documentation and necessary payments for the continuance of registration and applications for registration in the United States, Canada and in all other countries outside of the United States and Canada have been timely filed with the appropriate authorities for the Marks included in the Intellectual Property.

(v)           All necessary documentation and payments have been timely filed with and made to the appropriate authorities in the United States, Canada and any country for which patent protection has been sought, for the applications for the patent applications, and maintenance of, all Patents included in the Intellectual Property.

(vi)           No products, services, software, technologies, business processes or operations of the Company infringe, misappropriate, violate or otherwise interfere with, any patent, copyright, trade secret, trade name, trademark, service mark or other intellectual property or contractual right of another, and the Company is not aware that any such right which might be so infringed, misappropriated, violated or otherwise interfered with has been claimed, asserted or applied for by another.  None of the Intellectual Property is or has been legally declared invalid or is the subject of a pending or, to the Company’s Knowledge, threatened action or proceeding for opposition or cancellation, or any reexamination, opposition or interference proceeding or any form of proceeding for a declaration of invalidity, or other proceeding or action to invalidate or limit any of Company’s rights in the Intellectual Property, and no such proceeding is being threatened with respect to any of the Intellectual Property. To the Company’s Knowledge, none of the Intellectual Property has been infringed by the activities of any third party.

(vii)          Except for the Inbound Licenses, the Company does not have any licenses to use any patents, copyrights, trademarks, trade names, service marks and other intellectual property of others. All Inbound Licenses are in full force and effect and are valid, binding and enforceable in accordance with their terms and there are no existing defaults by the Company or events which, with the giving of notice or the lapse of time or both, would constitute a default thereunder by the Company, and, except as disclosed in Schedule 8(u)(vii), the Company has the right and authority to assign Company’s rights in such licenses to initial Holder.

(viii)         The Company has, through the Intellectual Property, all patents, copyrights, trademarks, trade names, service marks, copyrights, software, rights to data, Internet web sites and Internet domain names and other intellectual property necessary or appropriate to conduct its business as conducted as of the Issuance Date, and as it has been conducted for the past five years.

(ix)           Except as set forth in Schedule 8(u)(ix), the Company has required all professional and technical employees, independent contractors and consultants who provided services to the Company in connection with the business, including, but not limited to, with respect to the creation or development of any Intellectual Property, to execute agreements under which such employees, contractors and consultants were required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment with or service to the Company, and, to the Knowledge of the Company, none of the activities of the Company’s professional and technical employees, independent contractors or consultants who have provided services to the Company in connection with the Intellectual Property has violated any agreement between any such persons and any third party. A list of all of such agreements, copies of which have previously been delivered to the initial Holder, is appended hereto as Schedule 8(u)(ix).

(x)            Except as disclosed in Schedule 8(u)(x), all of the Outbound Licenses are assignable or otherwise transferable by the Company without the consent of the respective licensee.

(xi)           The Company has taken all commercially reasonable security measures to protect the secrecy, confidentiality and value of the Company’s Trade Secrets.

(v)           Proprietary Information of Third Parties.  To the Knowledge of the Company, no Person employed by or otherwise providing services to the Company has (i) violated any of the terms or conditions of his employment, non-competition, non-disclosure or inventions agreement with the Company, (ii) disclosed or utilized any Trade Secret of or licensed by the Company or (iii) interfered in the employment relationship between the Company and any of its present or former employees.

(w)           Environmental Liability.  Except as disclosed in Schedule 8(w):

(i)             The operations of the Company as they have been conducted in the past complied with all applicable Environmental Laws then in effect and as they are presently conducted comply with all applicable Environmental Laws now in effect.

(ii)            The Company has obtained all environmental, health, and safety Governmental Permits necessary for the conduct of its operations as they have been in the past and are presently conducted, and all such current Governmental Permits are in good standing and the Company is in compliance with all terms and conditions of such permits now in effect, except where failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

(iii)           The Company is not subject to any ongoing investigation by, order from or agreement with any Person relating to (x) any Environmental Law, or (y) any remedial action arising from the release of a Hazardous Substance into the environment.

(iv)           The Company has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage, or disposal of a Hazardous Substance or reporting of a spill or release of a Hazardous Substance into the environment.

(v)            The Company has not received any written notice or other claim to the effect that it is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance.

(vi)           Neither the issuance of this Note nor the granting of the security interests in the Common Stock of the Guarantors under the Guarantees requires any filing or registration with, notice to, or approval or consent by, any Governmental Authority under any Environmental Law.

(x)           Competing Interests.  Except as set forth in Schedule 8(x), neither the Company, nor any stockholder, officer or director thereof, nor any Affiliate of any of the foregoing, (i) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (ii) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any agreement or other business relationship or arrangement material to the Company, provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 2% of the outstanding securities in such class.

(y)           No Investment Banker.  Except for GW Equity, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Note based upon arrangements made by or on behalf of the Company or any Guarantor.  The Holder shall not be responsible for paying any amounts due to GW Equity LLC; the amount of such fees or commission is set forth on Schedule 8(y).

(z)            Real Property.

(i)            Schedule 8(z) sets forth a complete list of all real property owned in fee by the Company (individually, an “Owned Property”) and identifies any material reciprocal easement or operating agreements relating thereto.  The Company has delivered to the initial Holder copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company and relating to such property or interests.  Neither the whole nor any portion of the Owned Property is subject to any governmental decree or order to be sold nor have any proceedings for the condemnation, expropriation or other taking of all or any portion of the Owned Property been instituted or, to the Knowledge of the Company, threatened by any Governmental Authority, with or without payment therefor.  All facilities on the Owned Property have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or current operation thereof and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations, except where failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.  There are no contracts granting to any party or parties the right of use or occupancy of any portion of the Owned Property.  There are no outstanding options or rights of first refusal to purchase the Owned Property, or any portion thereof or interest therein.

(ii)           Schedule 8(z) sets forth a complete list of all real property leased by the Company (individually, a “Leased Property”) and identifies any material base leases and reciprocal easements or operating agreements relating thereto.

(iii)           Except as set forth in Schedule 8(z), the Company has good marketable and insurable fee title to all Owned Property and good and valid title to the leasehold estates or interests in all Leased Property, in each case free and clear of all Liens, none of which impairs the utility, value or marketability of such property.

(aa)          Contracts.  Schedule 8(aa) lists the following contracts and other agreements to which the Company is a party on the Issuance Date:

(i)             any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii)            any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services (including maintenance), the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000 per annum;

(iii)           any agreement concerning a partnership or joint venture;

(iv)           any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible or any agreement under which it is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person;

(v)           any agreement concerning non-competition or any other similar agreement or obligation which purports to limit the manner, industry, line of business or the localities in which the business of the Company is conducted, or which limits the customers or prospective customers that the Company may serve;

(vi)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(vii)          any collective bargaining agreement;

(viii)         any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance or change of control benefits;

(ix)           any agreement under which it has advanced or loaned any amount to any of its shareholders, directors, officers, or employees (A) outside the ordinary course of the Company’s business, or (B) in the ordinary course of the Company’s business but involving an aggregate amount in excess of $25,000;

(x)            any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xi)           each written distributorship, sales agency, sales representative, reseller or marketing, value added reseller, original equipment manufacturing, technology transfer, source code license or other license or other agreement containing the right to license or sublicense software, technology and/or any other intellectual property, in each case, to which the Company is a party (whether as licensee or licensor);

(xii)          each agreement, option or commitment or right with, or held by, any third party to acquire any assets or properties, or any interest therein, of the Company, having a value in excess of $25,000, except for contracts for the sale of inventory, machinery or equipment in the ordinary course of the Company’s business; and

(xiii)         any other agreement (or group of related agreements) the performance of which involves consideration or creates an obligation on the part of the Company in excess of $50,000.

The Company has provided the initial Holder initial with access to a correct and complete copy of each written agreement listed in Schedule 8(aa) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 8(aa).  With respect to any such agreement: (x) as against the Company, the agreement is legal, valid, binding, enforceable, and in full force and effect; (y) except as set forth in Schedule 8(aa), the Company is not in breach or default and, to the Knowledge of the Company, no other party is in breach or default, and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (z) no party has repudiated any provision of the agreement

(bb)          Government Contracts.

(i)             Except as set forth in Schedule 8(bb)(i), in regard to any written or oral agreement that the Company has entered into with a Governmental Authority regarding the supply of goods or services (a “Government Contract”) in the seven year period ending as of the Issuance Date, the Company has not:  (A) been terminated for default; (B) been subject to formal cure notices or show cause notices; been subject to breach of contract or other claims by its customers, prime contractors or subcontractors or vendors; (C) been subject to any stop work or suspension of work notices; (D) been subject to any notices of proposed debarment or suspension actions; or (E) operated under any administrative compliance or corporate integrity agreement.

(ii)            Except as set forth in Schedule 8(bb)(ii), with respect to any Government Contract:  (x) there are no open audits or pending notices of disallowance or offsets or withholdings; and (y) there are no audits or investigations regarding compliance with the Buy American Act and the Trade Agreements Act, requirements promulgated by the Equal Employment Opportunity Commission or export control laws.

(iii)           Except as set forth in Schedule 8(bb)(iii), no Government Contract contains clearance requirements that would implicate the requirements of the United States Department of Defense 5220.22-M, National Industrial Security Program Operating Manual.

(iv)           Set forth on Schedule 8(bb)(iv) are waivers or consents that the Company has received in connection with this transaction in respect of the Government Contracts set forth in such schedule (“Waivers”), true and correct copies of all of which Waivers have previously been delivered to the initial Holder.  None of such Waivers has been withdrawn or terminated or otherwise amended.

(cc)          Customers and Suppliers.  Since January 1, 2008, none of the customers of the Company that individually accounted for more than 5% of the Company’s consolidated gross revenues during the twelve-month period ended December 31, 2007 has terminated or notified the Company that it intends to terminate any agreement with the Company.  Since January 1, 2008, no material supplier of the Company has notified the Company that it will stop, or decrease the rate of, supplying materials, products or services to the Company.  The Company does not purchase any material item from a sole source which, if such sole source terminated doing business with the Company, could not be replaced without a Material Adverse Effect.

(dd)         Bank Accounts, Letters of Credit and Powers of Attorney.  Schedule 8(dd) lists (x) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (y) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (z) the name and address of each Person who has a power of attorney to act on behalf of the Company.  The Company has heretofore delivered to the initial Holder true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 8(dd).

(ee)          Accounts Receivable and Inventory.

(i)             Except as disclosed in Schedule 8(ee)(i), all accounts receivable of the Company as of the date of the Interim Financial Statements (i) are properly included in the Interim Financial Statements, (ii) have arisen from bona fide transactions by the Company in the ordinary course of business and represent and will represent bona fide claims against debtors for sales and other charges and (iii) are not subject to any counterclaims or discounts. All such accounts receivable reflected in the Interim Financial Statements are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof and within 90 days of the issuance date of invoices, net of any applicable allowance for doubtful accounts reflected in the latest balance sheet included therein.

(ii)            The inventories (and any reserves established with respect thereto) of the Company as of December 31, 2007 are described in Schedule 8(ee)(ii).  All such inventories (net of any such reserves) are (x) properly included in the Interim Financial Statements, (y) are of such quality as to be useable and saleable in the ordinary course of business (subject in the case of work in process inventory to completion in the ordinary course of business) and (z) are reflected in the books and records of the Company at the lower of cost or market value.  Such inventories are located at the locations set forth in Schedule 8(ee)(ii) and, except as set forth in Schedule 8(ee)(ii), the Company has good and marketable title to all of such inventory, free and clear of any Liens.

(ff)           Insurance.  Schedule 8(ff) sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the past five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company during the period from January 1, 2003 up to and including the Issuance Date.  Except as set forth in Schedule 8(ff), the Company has complied in all material respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner.  The full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and, to the Knowledge of the Company, no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the Company or any Guarantor thereunder.  Each such policy is in full force and effect with respect to the Company, and to the Knowledge of the Company with respect to the insurer under such policy, and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Note or the Guarantees.

(gg)          Export Control Laws.  The Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except where failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, the Company represents and warrants that:

(i)             the Company has obtained all export licenses and other approvals required for its exports of products and technologies from the United States except where the failure to obtain such export licenses and other approvals would not subject the Company to penalties other than fines not to exceed $5,000 in the aggregate;

(ii)            the Company is in compliance with the terms of all applicable export licenses or other approvals;

(iii)           there are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to such export licenses or other approvals; and

(iv)           to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims.

(hh)          Internal Accounting Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP by the Company’s Accountant and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

(ii)            Sarbanes-Oxley; Disclosure Controls. The Company is not required to comply with any of the provisions of the Sarbanes-Oxley Act of 2002.

(jj)            No Warranty or Product Liability.  Following the Issuance Date, the Company will have no material liability for and will not be required to incur any material expense, in excess of the amount accrued for such liability or expense in the 2007 Audited Financial Statements, to satisfy any claims of any third parties based on an allegation that any goods or services supplied by the Company prior to the Issuance Date were defective in any manner or failed to comply with any express or implied warranty applicable to those goods or services.

(kk)          Disclosure. No representation or warranty of the Company contained in this Note, and no statement contained in any schedule, certificate or other writing furnished to the initial Holder pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

(ll)            Solvency.  The Company is and, after giving effect to the transactions and the Indebtedness contemplated by this Note and the transactions contemplated hereby, will be, Solvent.

(mm)        No Default.  As of the Issuance Date, after giving effect to the execution and delivery of this Note, the Letter Agreement and the Guarantees, no Event of Default shall have occurred and no event shall have occurred that with the passage of time or following the passage of any applicable cure period would constitute an Event of Default.

9.              AMENDMENTS, WAIVERS AND OTHER MODIFICATIONS.  Without the prior written consent of the Holder, neither this Note nor the terms of the Guarantees may be amended, restated, supplemented or otherwise modified, or any provision waived.

10.            TRANSFER.  Neither this Note nor the shares of Common Stock issuable upon conversion hereof may be offered for sale, sold, assigned or transferred unless such securities are registered under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an applicable exemption from the registration requirement of the Securities Act.  This Note may not be transferred, sold or assigned by the Holder to any Person other than an Affiliate of the Holder unless an Event of Default has occurred and is continuing.  Notwithstanding anything in this Section 10 to the contrary, this Note and the shares of Common Stock issuable upon conversion hereof may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by any such securities and such pledge of such securities shall not be deemed to be a transfer, sale or assignment of such securities hereunder, and in connection with effecting a pledge of any such securities, the Holder shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Note or any Guaranty.

11.           REISSUANCE OF THIS NOTE.

(a)            Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 11(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 11(d)) to the Holder representing the outstanding Principal not being transferred.

(b)            Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 11(d)) representing the outstanding Principal.

(c)            Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 11(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)            Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 11(a) or Section 11(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, if any, from the Issuance Date.

12.            INDEMNIFICATION.

(a)            Survival of Representations and Warranties.  The representations and warranties set forth in Section 8 of this Note shall survive until all Principal, Interest, Late Charges and other amounts in respect of this Note have been paid in full or, if this Note is converted in whole or in part, until the statute of limitations applicable to the matters set forth therein has expired.  For the avoidance of doubt, the covenants and agreements of the Company under this Note, except for this Section 12, shall not survive the indefeasible payment in full or conversion of this Note.

(b)           Indemnified Claims.

(i)             The Company shall indemnify and hold harmless the Holder, Affiliates of the Holder, officers, directors, consultant, agents and employees of the Holder and any of the Holder’s Affiliates and their respective representatives, successors and assigns (each an “Indemnified Party”), against and in respect of any and all claims, suits, actions, assessments, costs, expenses, damages, liabilities, losses and deficiencies, including, without limitation, reasonable counsel fees and other costs and expenses incident to investigating or defending any claims, suit, or action commenced or threatened, any interest or penalties, and any and all amounts paid in settlement of any claim, suit or action (“Damages”), arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty hereunder or under the Letter Agreement or any of the Guarantees, (ii) the breach by the Company of any covenant, agreement or other obligation to be performed, or complied with, by the Company under this Note or the Letter Agreement, or (iii) the breach by any Guarantor of any covenant, agreement or other obligation to be performed, or complied with, by such Guarantor under its Guaranty or the Letter Agreement.

(ii)            In the case of any claim for indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Company of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure. The Company shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Company, and with counsel selected by the Company, unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, (ii) upon the request of the Indemnified Party, the Company is unable to provide reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, (iii) such claim or demand relates to or otherwise implicates the ongoing operation of the Indemnified Party’s business, or (iv) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Company in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Company.  Notwithstanding anything in this Note to the contrary, the Indemnified Party shall, at the expense of the Company, use reasonable efforts to cooperate with the Company, and keep the Company fully informed, in the defense of such claim or demand.  The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i), (ii), (iii) or (iv) of the second preceding sentence or as to which the Company shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Company.  The Company shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Company, which consent shall not be unreasonably conditioned, delayed or withheld.  The Company shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

13.           REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Guarantees at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14.           PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, financial advisory fees and attorneys’ fees and disbursements.

15.           HEADINGS.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

16.           FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17.           NOTICES; PAYMENTS.

(a)            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by e-mail (with a delivery receipt), fax (with confirmation of receipt), guaranteed overnight delivery service (with a delivery confirmation) or by registered or certified mail (postage prepaid, return receipt requested) to the Holder or the Company, as applicable, at the following addresses:

(i)           If to the Company, to:

DEI Services Corporation
7213 Sandscove Court, Suite One
Winter Park, Florida 32792
Attention:      Jose A. Diaz
Telephone:    1-407-678-3388
Fax:                 1-407-678-8008
E-mail:             jose.diaz@deicorp.net

with a copy (which will not constitute notice) to:

William R. Lowman, Jr., Esq.
Shuffield, Lowman & Wilson, P.A.
Gateway Center
100 Legion Place, Suite 1700
Orlando, Florida 32801
Telephone:     1-407-581-9800
Fax:                  1-407-581-9801
E-mail:             wlowman@shuffieldlowman.com

(ii)           If to the Holder, to:

Arotech Corporation
1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Attention:      Chairman and CEO
Telephone:     1-734-761-5836
Fax:                  1-734-761-5368
E-mail:             ehrlich@arotech.com

with a copy (which will not constitute notice) to:

Yaakov Har-Oz, Esq.
Vice President and General Counsel
Arotech Corporation
c/o Electric Fuel Ltd.
One HaSolela Street, Western Industrial Zone
Beit Shemesh 99000, Israel
Telephone:     011-972-2-990-6623
Fax:                  011-972-2-990-6688
E-mail:             yaakovh@arotech.com

and a copy (which will not constitute notice) to:

Steven M. Skolnick, Esq.
Lowenstein Sandler PC
65 Livingston Road
Roseland, New Jersey 07068
Telephone:     1-973-597-2476
Fax:                  1-973-597-2477
E-mail:             sskolnick@lowenstein.com

or at such other address for the Company or the Holder as shall be specified by like notice.  Any such notice or request shall be given only by, and shall be deemed to have been received upon:  (a) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (b) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (c) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, (C) for determining rights to vote with respect to any Change of Control transaction, dissolution or liquidation or (D) before entering into any agreement, arrangement or understanding which could reasonably result in a Change of Control (which, for the avoidance of doubt, shall not include entering into any agreement with the Holder or any of its Affiliates).

(b)           Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.  Any amount of Principal or other amounts due under this Note which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the Default Rate from the date such amount was due until the same is paid in full (“Late Charge”).

18.           CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

19.           WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note or any Guaranty.

20.           GOVERNING LAW; JURISDICTION; SEVERABILITY; JURY TRIAL.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

21.           SUBORDINATION AGREEMENT.  Notwithstanding anything to the contrary contained in this Note, this Note is subject to the terms and conditions of that certain Subordination Agreement, dated as the Issuance Date, by and among Bank of America, N.A., the initial Holder of this Note and the Company.

22.           CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through on or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  For the purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

(b)           “Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA; (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, saving and profit sharing, severance or termination pay (other than statutory or the common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, life insurance, disability or other (whether insured or self-insured) insurance, a supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether written or unwritten, formal or informal, which any current or former employee, consultant or director of the Company or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which the Company or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

(c)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)           “Change of Control” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, if the holders of the Voting Stock or the Voting Power (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Voting Stock or the Voting Power, or such voting securities of such other surviving Person immediately following such transaction, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock or Voting Power (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock or Voting Power (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock, (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Holder and its Affiliates (it being understood for the purposes hereof that Affiliates shall not include the Company or any of the Guarantors), is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, or (vii) a majority of the members and voting power (whether by voting agreement or otherwise) of the Company’s board of directors shall be changed from the members and voting power as of the Issuance Date except to the extent that designees of the Holder and its Affiliates (it being understood for the purposes hereof that Affiliates shall not include the Company or any of the Guarantors), shall constitute and control the majority of the members and the voting power of the board of directors of the Company, respectively.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(g)           “ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

(h)           “Environmental Law” means any Law relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to releases or threatened releases of Hazardous Substances (including releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances. “Environmental Laws” include, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42. U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), and all other Governmental Authority laws analogous to any of the above, including without limitation any laws of the State of Florida analogous to any of the above.

(i)           “Fiscal Quarter” means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year that, as of the Issuance Date, ends on December 31 of each year.

(j)           “GAAP” means United States generally accepted accounting principles, consistently applied.

(k)           “Governmental Authority” shall mean any nation, territory or government, foreign or domestic, any state, local or other political subdivision thereof, and any court, bureau, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities.

(l)           “Governmental Permits” means all governmental permits granted or issued by a Governmental Authority and all licenses, certificates of inspection, approvals or other authorizations issued or granted by a Governmental Authority.

(m)           “Guarantees” means the Guaranty of each of the Guarantors, collectively.

(n)           “Guarantor” means each of (i) Jose A. Diaz, (ii) Charles A. Mitchell, (iii) William S. George and (iv) William J. Patton.

(o)           “Guaranty” or means the Limited Guaranty, Pledge and Voting Agreement substantially in the form of Exhibit A attached hereto entered into by a Guarantor in favor of the Holder on the Issuance Date.

(p)           “Hazardous Substances” means:  (x) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (y) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (z) any other chemical, material or substance, the use, manufacture, distribution in commerce, or exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

(q)           “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(r)           “Intellectual Property” means the following property of Company:  (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all rights arising under or in connection with all Patents, (ii) all Marks and domain names, (iii) all Trade Secrets and confidential business information (including, without limitation, ideas, research, know-how, techniques, methods, data, product drawings, training manuals, regulatory strategies, and business and marketing plans and proposals) related to the Company, (iv) all copyrights, moral rights and other rights of authorship, including any registrations and applications for registration with respect to any of the foregoing, (v) all computer software used by the Company, (vi) all computer generated data and documentation related to or used by the Company, (vii) all third party license rights held by the Company, (viii) all designs, plans and documentation in whatever form related to products under development or products subject to a change in design or composition, and (ix) all other proprietary rights, formulas, specifications, processes, techniques, technical data and other know-how, whether now existing or hereafter developed, in which the Company has any rights.

(s)           “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury, and all subdivisions, employees and agents thereof.

(t)           “Knowledge” means the actual or constructive knowledge of the Company or any of its officers, directors or employees and the actual knowledge of any Guarantor after review by such Guarantor of his own files.

(u)           “Laws” shall mean any national, federal, state, foreign, provincial or local law, statute, ordinance, rule, regulation, code, ordinance, order, judgment, injunction or decree of any country, foreign or domestic.

(v)           “Letter Agreement” means that certain letter agreement, dated as of the Issuance Date, by and among the Company, the Guarantors and Arotech Corporation.

(w)           “Lien” means any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, incorporeal hereditament, pledge, hypothecation, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property; provided that the term “Lien” shall not include any Lien granted in favor the Holder under any Guaranty or pursuant to the Letter Agreement.

(x)           “Marks” means all trademarks, service marks, trade dress and trade names, including all registrations, applications and renewals with respect thereto, and all works of authorship, applications, copyrights, registrations and renewals thereof owned by the Company or in which the Company has any rights or licenses.

(y)           “Material Adverse Change” means a material adverse change in the business, operations, properties, condition (financial or otherwise), liabilities or prospects of the Company and its Subsidiaries taken as a whole.

(z)           “Material Adverse Effect” means a material adverse effect on the business, operations, properties, condition (financial or otherwise), liabilities or prospects of the Company and its Subsidiaries taken as a whole.

(aa)         “Organizational Documents” shall mean a Person’s articles of incorporation, certificate of incorporation, certificate of designations, bylaws, certificate of formation, operating agreement, partnership certificate, partnership agreement, shareholders’ agreement or equivalent organizational or constituent documents.

(bb)         “Patents” means the Company’s right, title and interest in and to all unexpired domestic and foreign utility and design patents, patent applications, similar grants and applications therefor, and any improvements, continuations, continuations-in-part, divisionals, extensions, reissues, reexaminations or substitutions thereof, and any and all inventions embodied within the foregoing.

(cc)         “Permitted Liens” means (i) Liens securing Permitted Senior Debt, (ii) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iv) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (v) Liens upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, provided that the Lien is confined solely to the property so acquired and improvements thereon, (vi) Liens existing on the Issuance Date to the extent such Liens were disclosed in writing to the Initial Holder of this Note, (vii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (ii), (v) and (vi) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (viii) Liens securing the Company’s obligations under this Note, (ix) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s and its Subsidiaries’ businesses, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (xi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (xii) Liens in favor of the Company, (xiii) Liens incurred in connection with acquiring inventory in the ordinary course of business, and (xiv) Liens securing Indebtedness of the Company that is pari passu with this Note, provided that this Note is equally and ratably secured by Liens on the same property or assets securing such pari passu Indebtedness.

(dd)         “Permitted Transferee” of a specified Guarantor means each of such Guarantor’s conservators, estate, executors, administrators, heirs, devisees or any other Person taking by will or by the laws of descent and distribution; provided that such Person is bound by and subject to a Guaranty and the Letter Agreement to the same extent as the specified Guarantor is subject to his Guaranty and the Letter Agreement, and all shares of capital stock of any class or series of the Company, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock held by such Person is subject to said Guaranty and the Letter Agreement.

(ee)         “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ff)          “Senior Credit Facility” means that certain Loan Agreement, dated as of May 8, 2007, by and between the Company, as borrower, and Bank of America, N.A., as lender, and any similar loan agreement with any substitute bank or financial institution as lender, as the same may amended, restated, supplemented, refinanced, renewed, extended or otherwise modified from time to time (whether as a result of an increase in amount of line of credit or otherwise).

(gg)        “Solvent” mean, as to any Person at any time, that (a) the fair value of the Property (as defined below) of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder, and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.  For the purposes hereof, “Property” shall mean all types of real, personal or mixed property and all types of tangible or intangible property.

(hh)         “Subordinated Obligations” means any Indebtedness of the Company expressly subordinated in right of payment to the obligations under this Note and subject to customary stand-still and subordination provisions.

(ii)            “Subsidiary” means any Person in which the Company, directly or indirectly, owns more than fifty percent (50%) of the Voting Stock or Voting Power or holds more than fifty percent (50%) of the equity or similar interest in such Person.

(jj)           “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, assessment or levy of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(kk)         “Tax Return” means any federal, state, local or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ll)           “Trade Secrets” means any and all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how, whether now existing or hereafter developed, to which the Company has any rights. Until such time as any particular patent has issued in accordance with the terms of a patent application, the term “Trade Secrets” shall be deemed to include all inventions claimed in such patent application. The term “Trade Secrets” shall also include all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how included in any patent application but which have not been included within an allowed claim in any patent.

(mm        “Voting Power” of a Person means the number of votes each share of Voting Stock may cast with respect to the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person.

(nn)        “Voting Stock” of a Person means capital stock of such Person of the class or classes or series pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes or series shall have or might have voting power by reason of the happening of any contingency).

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

DEI SERVICES CORPORATION

By:	/s/ Jose A. Diaz
Name: Jose A. Diaz
Title: President and CEO

Signature Page to 10% Senior Subordinated Convertible Note

ANNEX I

DEI SERVICES CORPORATION

CONVERSION NOTICE

Reference is made to the 10% Senior Subordinated Convertible Note (the “Note”) issued to the undersigned by DEI SERVICES CORPORATION, a Florida corporation (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the entire principal amount of the Note into shares of Common Stock, no par value per share, of the Company (“Common Stock”), as of the date specified below.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

Date of Conversion:

Principal amount of Note:

Please confirm the following information:
Conversion Price:

Number of shares of Common Stock to be issued:
Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)

EXHIBIT A

FORM OF LIMITED GUARANTY, PLEDGE AND VOTING AGREEMENT